Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

PENN NATIONAL GAMING, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Fee Calculation Rule	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Common stock, $0.01 par value per share:
— Penn National Gaming, Inc. 2022 Long Term Incentive Plan	6,870,000 (2)	$29.71 (3)	Rule 457(h)	$204,107,700.00	$92.70 per $1,000,000	$18,920.78

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)Represents shares of common stock reserved for issuance under the Penn National Gaming, Inc. 2022 Long Term Incentive Plan.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices for the Common Stock on Nasdaq on June 13, 2022.